Exhibit 99.1

March 9, 2010

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Fourth Quarter and Full Year 2009 Results

Fontana, CA.— California Steel Industries, Inc. (“CSI”) today reported fourth quarter and full year results for the period ended December 31, 2009. The net loss for fourth quarter 2009 is $2.3 million, compared with a net loss of $76.1 million in fourth quarter 2008.

For the full year 2009, the net loss is $13.1 million. The results compare to net income for fiscal year 2008 of $13.3 million.

Net sales for the quarter are $153.6 million, compared with fourth quarter 2008’s net sales of $269.5 million. For the year, net sales are $551.8 million, lower than fiscal year 2008’s net sales of $1.51 billion.

Shipments in fourth quarter 2009 are 222,242 net tons, about 15 percent higher than fourth quarter 2008. For the year, CSI shipped 800,375 net tons, or 45 percent less than fiscal 2008 shipments of 1,442,837 net tons.

The Company recorded $2.7 million in fourth quarter 2009 and $44.5 million in fiscal 2009 for writing down inventory to market value as CSI’s inventory values are carried at the lower of cost or market (LCM).

“Considering the economic crisis of the past year, its effect on steel market conditions, and, in particular, its severe impact on the West Coast, we look upon these results as further evidence of the strength of our company and our business model,” said Vicente Wright, President & Chief Executive Officer. “The measures we took over the course of the year to further our cost control efforts have positioned CSI as ready to meet improving market conditions as they occur. Our employees do an outstanding job in supporting our Company’s goals, and I commend them for their response at these difficult times,” he continued.

The average selling price for all product lines improved about 15 percent during fourth quarter 2009 from third quarter 2009 prices; however, average sales prices are 50 percent lower than fourth quarter 2008. During the past year, prices fell 33% from 2008’s average selling price.

EBITDA (as adjusted) for the quarter is $9.1 million, lower than third quarter 2009’s adjusted EBITDA of $20.2, and lower than fourth quarter 2008’s adjusted EBITDA of $21.7 million.

The Company continues its strong liquidity position, with a balance of cash and cash equivalents as of December 31, 2009 of $61.7 million. The Company has no outstanding balance drawn against its Revolving Credit Agreement as of December 31, 2009, and availability of more than $108 million.

—More—

Results (in thousands, except for billed net tons) are as follows:

	Three Months Ended		Year Ended
	12/31/09	12/31/08	12/31/09	12/31/08
Billed net tons	222,242	193,094	800,375	1,442,837
Net sales revenue	$153,563	$269,462	$551,808	$1,510,613
Cost of sales	$151,380	$383,282	$561,120	$1,455,739
SG&A	$4,662	$5,848	$17,481	$22,779
Operating (loss) income	$(2,935)	$(120,049)	$(27,278)	$28,839
Interest expense, net	$1,958	$2,504	$8,159	$8,823
(Loss) income before tax	$(3,496)	$(124,031)	$(26,945)	$19,607
Net (loss) income	$(2,291)	$(76,120)	$(13,101)	$13,275
Depreciation	$7,910	$8,265	$32,458	$32,660

Cash Flow Information:
Cash flows (used in) provided by:
Operating Activities	$(17,973)	$(52,518)	$102,458	$62,594
Investing Activities	$(14,662)	$(22,854)	$(46,667)	$(51,919)
Financing Activities	$(2,500)	$0	$(5,000)	$(13,425)

EBITDA	$6,372	$(113,262)	$13,672	$61,090
Add back inventory write down for LCM adjustment	$2,700	$135,000	$44,500	$135,000
EBITDA, as adjusted	$9,072	$21,738	$58,172	$196,090

Certain amounts for prior periods have been reclassified to conform to current periods.

A reconciliation between cash flows from operations and EBITDA and EBITDA as adjusted will be included in the Company’s Current Report on Form 8-K, together with this press release.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, and galvanized sheet and electric resistant welded pipe. Located in Fontana, California, CSI has slightly less than 900 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.